UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 15, 2023

Sage Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

DELAWARE	001-36544	27-4486580
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

215 First Street Cambridge, MA	02142
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (617) 299-8380

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	SAGE	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 15, 2023, the Board of Directors (the “Board”) of Sage Therapeutics, Inc. (the “Company”) appointed Jessica J. Federer to the Board, effective immediately. Ms. Federer was designated a Class III director and will serve in accordance with the Company’s Amended and Restated Bylaws, as amended, until the Company’s annual meeting of stockholders in 2023 and thereafter until her successor is duly elected and qualified or her earlier resignation or removal.

Ms. Federer has served as a Managing Partner at Supernode Ventures, an investment fund focused on early-stage technology companies, with a concentration on health and women, since September 2022. She previously served as Partner at Boston Millennia Partners, an investment fund focused on technology designed to improve research and care, with a concentration on clinical research organizations, from May 2017 to September 2022. Prior to Boston Millennia Partners, Ms. Federer served as Chief Digital Officer at Bayer A.G. from October 2014 to January 2017, and in other leadership roles in regulatory affairs, market access, communications, and public affairs at Bayer AG beginning in 2008. Ms. Federer has served as a board member of Pluto Health, a private company focused on improving research and care through data collection, integration and automation, since September 2022. Ms. Federer served on the United Nations International Telecommunication Union (UN-ITU) advisory board from July 2016 to July 2018. She began her public health career as an analyst at the Agency for Healthcare Research and Quality in the U.S. Department of Health and Human Services. Ms. Federer earned a B.S. from the George Washington University and an M.P.H. from Yale University.

Ms. Federer does not have any family relationships with any of the executive officers or directors of the Company. There are no arrangements or understandings between Ms. Federer and any other person pursuant to which she was elected as a director of the Company.

In accordance with the Company’s Amended and Restated Non-Employee Director Compensation Policy (the “Compensation Policy”), Ms. Federer is entitled to receive an annual cash retainer of $50,000 for service on the Board, which is payable quarterly in arrears, plus additional cash compensation if she is appointed to a Board committee. In addition, under the Compensation Policy, in connection with her election to the Board, Ms. Federer is eligible to receive an option to purchase 19,894 shares of the Company’s common stock, to be granted on the business day after her appointment to the Board is first effective, at an exercise price per share equal to the closing price of the Company’s common stock on the grant date. Such option will vest in equal monthly installments during the 36 months following the grant date, subject to the director’s continued service on the Board. Ms. Federer is expected to enter into the Company’s standard form of indemnification agreement for directors, a copy of which was filed as Exhibit 10.16 to the Company’s Registration Statement on Form S-1 (File No. 333-196849) filed with the Securities and Exchange Commission on July 8, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 16, 2023		SAGE THERAPEUTICS, INC.

	By:	/s/ Jennifer Fitzpatrick
Jennifer Fitzpatrick
Vice President, Corporate Counsel